Exhibit 10.1

TERRAFORM POWER, INC.,

TERRAFORM POWER, LLC

and

TERRAFORM POWER OPERATING, LLC

and

SUNEDISON, INC.

as Manager

MANAGEMENT SERVICES AGREEMENT

i

7.3 Expenses	16
7.4 Governmental Charges	17
7.5 Computation and Payment of Expenses and Governmental Charges	17

ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF THE MANAGER AND THE SERVICE RECIPIENTS	17

8.1 Representations and Warranties of the Manager	17
8.2 Representations and Warranties of the Service Recipients	18

ARTICLE 9 LIABILITY AND INDEMNIFICATION	19

9.1 Indemnity	19
9.2 Limitation of Liability	20
9.3 Benefit to all Manager Indemnified Parties	21

ARTICLE 10 TERM AND TERMINATION	21

10.1 Term	21
10.2 Termination by the Service Recipients	21
10.3 Termination by the Manager	22
10.4 Survival Upon Termination	23
10.5 Action Upon Termination	23
10.6 Release of Money or other Property Upon Written Request	23

ARTICLE 11 NON-COMPETE	24

11.1 Non-Compete	24
11.2 Non-Solicitation	25
11.3 Survival	25

ARTICLE 12 REFERRAL FEE	26

12.1 Referral Fee	26
12.2 Referral Fee Payment	26

ARTICLE 13 GENERAL PROVISIONS	26

13.1 Amendment, Waiver	26
13.2 Assignment	27
13.3 Failure to Pay When Due	27
13.4 Invalidity of Provisions	27
13.5 Entire Agreement	28
13.6 Mutual Waiver of Jury Trial	28
13.7 Consent to Jurisdiction and Service of Process	28
13.8 Governing Law	29
13.9 Enurement	29
13.10 Notices	29
13.11 Further Assurances	30
13.12 Counterparts	30

ii

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT is made as of the      day of      2014, by and among TerraForm Power, Inc., a Delaware corporation (“Terra”), TerraForm Power, LLC, a Delaware limited liability company (“Terra LLC”), TerraForm Power Operating, LLC, a Delaware limited liability company (“Terra Operating”), and SunEdison, Inc., a Delaware corporation (the “Manager”). This Agreement shall become effective immediately prior to the consummation of the initial public offering of Terra’s Class A Common Stock on the date first above written.

RECITALS:

A. Terra, Terra LLC and Terra Operating directly and indirectly, as applicable, hold interests in the Service Recipients (as defined below).

B. Terra, Terra LLC and Terra Operating wish to engage the Manager to provide or arrange for other Service Providers (as defined below) to provide the services set forth in this Agreement to the Service Recipients, subject to the supervision of such services by the Independent Committee (as defined below) and the terms and conditions of this Agreement, and the Manager wishes to accept such engagement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

1.1.1 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person.

1.1.2 “Acquired Assets” means any renewable generation and infrastructure asset acquired after the date hereof by any member of the Terra Group, including, but not limited, to any assets acquired pursuant to the Project Support Agreement or otherwise agreed upon by the Manager and Terra.

1.1.3 “Agreement” means this Management Services Agreement, and “herein,” “hereof,” “hereby,” “hereunder” and similar expressions refer to this Agreement and include every instrument supplemental or ancillary to this Agreement and, except where the context otherwise requires, not to any particular article or section thereof.

1.1.4 “Asset Management Agreements” means any project-level asset management or administrative support agreements entered or to be entered into between any member of the Terra Group and any member of the Manager’s Group or any third party.

1.1.5 “Base Management Fee” means,

for the calendar year 2014, zero;

for the calendar year 2015, an amount equal to 2.5% of Terra’s Cash Available for Distribution; provided that, to the extent such amount exceeds the Base Management Fee Cap, the Base Management Fee for the year shall be an amount equal to the Base Management Fee Cap for such calendar year;

for the calendar year 2016, an amount equal to 2.5% of Terra’s Cash Available for Distribution; provided that, to the extent such amount exceeds the Base Management Fee Cap, the Base Management Fee for the year shall be an amount equal to the Base Management Fee Cap for such calendar year;

for the calendar year 2017, an amount equal to 2.5% of Terra’s Cash Available for Distribution; provided that, to the extent such amount exceeds the Base Management Fee Cap, the Base Management Fee for the year shall be an amount equal to the Base Management Fee Cap for such calendar year; and

for the calendar year 2018, an amount equal to the Manager Group’s actual cost in providing services pursuant to the terms of this Agreement.

The Base Management Fee may be increased or decreased from time to time by an agreed upon amount resulting from the amendment of the scope of the Services pursuant to Section 13.1.1 hereof.

1.1.6 “Base Management Fee Cap” means $4,000,000 for the 2015 calendar year; $7,000,000 for the 2016 calendar year and $9,000,000 for the 2017 calendar year.

1.1.7 “Business” means the business carried on from time to time by the Terra Group.

1.1.8 “Business Day” means every day except a Saturday or Sunday, or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

1.1.9 “Cash Available for Distribution” means net cash provided by (used in) operating activities (i) plus or minus changes in assets and liabilities as reflected on Terra’s statements of cash flows, (ii) minus deposits into (or plus withdrawals from) restricted cash accounts required by project financing arrangements to the extent they decrease (or increase) cash provided by operating activities, (iii) minus cash distributions paid to noncontrolling interests, if any, (iv) minus scheduled project-level and other debt service payments and repayments in accordance with the related borrowing arrangements, to the extent they are paid from operating cash flows during a period, (v) minus non-expansionary capital expenditures, if any, to the extent they are paid from operating cash flows during a period, and (vi) plus or minus other operating items as necessary to present the cash flows Terra deems representative of its core business operations, with the approval of Terra’s audit committee.

1.1.10 “Claims” has the meaning assigned thereto in Section 9.1.1 hereof.

1.1.11 “Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the managing member of B) or by virtue of beneficial ownership of or control over a majority of the voting or economic interests in B; and, for certainty and without limitation, if A owns or has control over shares to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose, and the term “Controlled” has the corresponding meaning.

1.1.12 “Current Quarter Payment” has the meaning assigned thereto in Section 7.1.1 hereof.

1.1.13 “Dedicated Personnel” has the meaning assigned thereto in Section 5.1.1 hereof.

1.1.14 “Expense Statement” has the meaning assigned thereto in Section 7.5 hereof.

1.1.15 “GAAP” means generally accepted accounting principles in the United States, and otherwise applicable local accounting principles, used by Terra in preparing its financial statements from time to time; provided that, at any time after adoption of IFRS by Terra for its financial statements and reports for all financial reporting purposes, all references to GAAP hereunder shall be to IFRS.

1.1.16 “Governing Body” means (i) with respect to a corporation, the board of directors of such corporation, (ii) with respect to a limited liability company, the manager(s) or managing member(s) of such limited liability company, (iii) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s partner) and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director.

1.1.17 “Governing Instruments” means (i) the certificate of incorporation and bylaws in the case of a corporation, (ii) the articles of formation and operating agreement in the case of a limited liability company (iii) the partnership agreement in the case of a partnership, and (iv) any other similar governing document under which an entity was organized, formed or created and/or operates.

1.1.18 “Governmental Authority” means any (i) international, national, multinational, federal, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, including ISO/RTOs, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

1.1.19 “Governmental Charges” has the meaning assigned thereto in Section 7.4 hereof.

1.1.20 “IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

1.1.21 “Independent Committee” means a committee of the Governing Body of Terra, established in accordance with Terra’s Governing Instruments, made up of directors that are “independent” of the Manager and its Affiliates. For purposes of this definition, “independent” means a person who satisfies the independence requirements of the rules and regulations of the applicable stock exchange, the U.S. Securities and Exchange Commission and Terra’s Governing Instruments.

1.1.22 “Interest Payment Agreement” means the Interest Payment Agreement dated on or about the date hereof by and among Terra LLC, Terra Operating, SunEdison Holdings Corporation and Manager, providing for the payment by Manager, either to the applicable lender or as a capital contribution, of amounts equal to the interest due with respect to term loans made under Terra Operating’s credit agreement.

1.1.23 “Interest Rate” means, for any day, the rate of interest equal to the overnight U.S. dollar London interbank offered rate on such day.

1.1.24 “ISO/RTO” means an independent electricity system operator, a regional transmission organization, national system operator or any other similar organization overseeing the transmission of energy in any jurisdiction in which the Terra Group owns assets or operates.

1.1.25 “Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

1.1.26 “Liabilities” has the meaning assigned thereto in Section 9.1.1 hereof.

1.1.27 “Manager Change in Control” shall mean any of the following: (i) any subsidiary of the Manager that owns the stock in Terra no longer being a Subsidiary of the Manager, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Manager to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Group”), together with any affiliates thereof; (ii) the commencement of the liquidation or dissolution of the Manager that occurs following the approval by the holders of capital stock of the Manager of any plan or proposal for such liquidation or dissolution of the Manager; (iii) any Person or Group shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors, managers or trustees (the “Voting Stock”) of the Manager and such Person or Group actually has the power to vote such shares in any such election; (iv) the replacement of a majority of the Board of Directors of the Manager over a two-year period from the directors who constituted the Board of Directors of the Manager at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Manager then still in office who were members of such Board of Directors at the beginning of such period; or (v) a merger or consolidation of the Manager with another entity in which holders of the Common Stock of the Manager immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

1.1.28 “Manager Group” means the Manager and its Affiliates (other than any member of the Terra Group) and any other Service Providers.

1.1.29 “Manager Indemnified Parties” has the meaning assigned thereto in Section 9.1.1 hereof.

1.1.30 “Manager” has the meaning assigned thereto in the preamble.

1.1.31 “Non-Solicitation Period” means the period of time from the effective date of this Agreement until the later of (a) the seventh anniversary of the date of this Agreement or (b) six months after the date on which the Manager ceases to beneficially own capital stock representing more than 50% of the voting power of all the capital stock issued by Terra outstanding on such date.

1.1.32 “O&M Agreements” means any project-level operation and maintenance agreements entered or to be entered into between any member of the Terra Group and any member of the Manager’s Group or any other third party.

1.1.33 “Operational and Other Services” means any services provided by any member of the Manager Group to any member of the Terra Group, including financial advisory, operations and maintenance, marketing, agency, development, operating management and other services, including services provided under any Operating and Administrative Agreement.

1.1.34 “Operating and Administrative Agreements” means the O&M Agreements and Asset Management Agreements in effect on the date hereof between certain members of the Terra Group and Affiliates of the Manager for such Terra Group members’ operating, project-level asset management and administrative needs and, with respect to any Acquired Assets, any operations and administrative agreements between any of the Acquired Assets and Affiliates of the Manager for such asset’s operating, project-level asset management and administrative needs in effect as of the date of acquisition of the Acquired Asset by a member of the Terra Group; for greater certainty, none of the Operating and Administrative Agreements are, or shall be, amended or terminated, or otherwise altered, by this Agreement.

1.1.35 “Permit” means any consent, license, approval, registration, permit or other authorization granted by any Governmental Authority.

1.1.36 “Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or Governmental Agency, authority or entity however designated or constituted and pronouns have a similarly extended meaning.

1.1.37 “Project Support Agreement” means the Project Support Agreement between the Manager and Terra dated on or about the date hereof that provides Terra a right to purchase certain assets of the Manager.

1.1.38 “Quarter” means a calendar quarter ending on the last day of March, June, September or December.

1.1.39 “Referral Fee” has the meaning assigned thereto in Section 12.1 hereof.

1.1.40 “Service Providers” means the Manager, any member of the Manager Group and any other entity or individual that the Manager has arranged to provide the Services to any Service Recipient in accordance with Section 2.3 hereof.

1.1.41 “Service Recipient” means Terra, Terra LLC, Terra Operating and the Subsidiaries listed on Schedule I hereto, as well as any other direct and indirect Subsidiary of Terra, Terra LLC, Terra Operating, as applicable, acquired or formed after the date hereof that receives Services from a Service Provider pursuant to this Agreement.

1.1.42 “Services” has the meaning assigned thereto in Section 3.1 hereof.

1.1.43 “Shared Personnel” has the meaning assigned thereto in Section 5.1.1 hereof.

1.1.44 “Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person.

1.1.45 “Terra” has the meaning assigned thereto in the preamble.

1.1.46 “Terra Group” means Terra, Terra LLC, Terra Operating and their direct and indirect Subsidiaries.

1.1.47 “Terra LLC” has the meaning assigned thereto in the preamble.

1.1.48 “Terra Operating” has the meaning assigned thereto in the preamble.

1.1.49 “Third Party Claim” has the meaning assigned thereto in Section 9.1.3 hereof.

1.1.50 “Transaction Fees” means fees paid or payable by the Service Recipients, which are on market terms, with respect to financial advisory services ordinarily carried out by investment banks in the context of mergers and acquisitions transactions.

1.2 Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3 Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1 words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2 the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3 references to any Person include such Person’s successors and permitted assigns;

1.3.4 any reference to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5 any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6 in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7 except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

1.4 Service Recipients Third Party Beneficiaries

The Manager agrees that each of the Service Recipients, including the Service Recipients listed on Schedule I hereto and any other Service Recipient formed or acquired after the date of this Agreement in accordance with Section 2.2 hereof, shall be, and is hereby, named as express third-party beneficiary of this Agreement entitled to all the benefits conferred under this Agreement.

1.5 Actions by the Manager or the Service Recipients

Unless the context requires otherwise, where the consent of or a determination is required by the Manager or Service Recipient hereunder, the parties shall be entitled to conclusively rely upon it having been given or taken, as applicable, if, the Manager or such Service Recipient, as applicable, has communicated the same in writing.

ARTICLE 2

APPOINTMENT OF THE MANAGER

2.1 Appointment and Acceptance

2.1.1 Subject to and in accordance with the terms, conditions and limitations in this Agreement, Terra, Terra LLC and Terra Operating hereby appoint the Manager to provide or arrange for other Service Providers to provide the Services to the Service Recipients. This appointment will be subject to the express terms of this Agreement and to the supervision of the Manager and all other Service Providers by the Independent Committee.

2.1.2 The Manager hereby accepts the appointment provided for in Section 2.1.1 and agrees to act in such capacity and to provide or arrange for other Service Providers to provide the Services to the Service Recipients upon the terms, conditions and limitations in this Agreement.

2.2 Other Service Recipients

The parties acknowledge that any Subsidiary of Terra, Terra LLC or Terra Operating formed or acquired in the future that is not a Service Recipient on the date hereof may become a Service Recipient under this Agreement. In the event that any such addition results in an amendment of the scope of the Services, such amendment shall be effectuated as provided by Section 13.1.1 hereof.

2.3 Subcontracting and Other Arrangements

The Manager may subcontract to any other Service Provider or any of its other Affiliates, or arrange for the provision of any or all of the Services to be provided by it under this Agreement by any other Service Provider or any other of its Affiliates, and each of Terra, Terra LLC and Terra Operating hereby consents to any such subcontracting or arrangement; provided that the Manager shall remain responsible to the Service Recipients for any Services provided by such other Service Provider or Affiliate and provided further that any Service Provider that is not an Affiliate of the Manager shall be reasonably acceptable to the Independent Committee.

2.4 Assumption of O&M and Asset Management Contracts

2.4.1 After the date of this Agreement, Terra shall, and shall cause the other members of the Terra Group to, use its commercially reasonable efforts to have Manager or a member of the Manager Group act as the primary operating and maintenance and asset management counter-party for the Terra Group solar projects; and the Manger agrees to, and shall cause the other applicable members of the Manager Group to enter into the relevant Asset Management Agreements and O&M Agreements on terms and conditions that are market standard and otherwise reasonably acceptable to the Independent Committee. The amounts to be paid by members of the Terra Group in respect of such services shall not exceed the fair market value of such services (determined as the price that would be applicable between an unrelated provider and recipient).

2.4.2 The provisions of Section 2.4.1 notwithstanding, (i) in circumstances where in the good-faith determination of a senior executive officer of Terra, the engagement of a member of the Manger Group to provide prime operating and maintenance services or prime asset management services would be commercially unreasonable or (ii) with respect to projects located in markets were the Manager Group does not provide operating and maintenance or asset management services, members of the Terra Group may engage third party providers with respect to such services.

ARTICLE 3

SERVICES AND POWERS OF THE MANAGER

3.1 Services

The Manager will provide, or arrange for the provision by other Service Providers of the following services (the “Services”) to the Service Recipients, provided, however, that in the event the Service Recipients are able to, or otherwise elect to, provide any or all of the below mentioned Services itself then neither Manager nor any other Service Provider shall provide such Services:

3.1.1 causing or supervising the carrying out of all day to day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

3.1.2 identifying, evaluating and recommending to the Terra Group acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

3.1.3 developing and implementing the business strategy of the Service Recipients, including potential new markets to enter;

3.1.4 establishing and maintaining or supervising the establishment and maintenance of books and records;

3.1.5 recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

3.1.6 recommending to the members of the Terra Group suitable candidates to serve on the Governing Bodies of the Terra Group;

3.1.7 making recommendations with respect to the exercise of any voting rights to which the Service Recipients are entitled in respect of its Subsidiaries;

3.1.8 making recommendations with respect to the payment of dividends by the Service Recipients or any other distributions by the Service Recipients, including distributions by Terra to its stockholders;

3.1.9 monitoring and/or oversight of the applicable Service Recipient’s accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts and managing litigation in which a Service Recipient is sued or commencing litigation after consulting with, and subject to the approval of, the relevant Governing Body;

3.1.10 attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of a Service Recipient, subject to approval by the relevant Governing Body;

3.1.11 supervising the timely calculation and payment of taxes payable, and the filing of all tax returns, by each Service Recipient;

3.1.12 causing or supervising the preparation of the Service Recipients’ annual combined financial statements and quarterly interim financial statements and, as applicable, local statutory accounts (i) to be prepared in accordance with GAAP and audited at least to such extent and with such frequency as may be required by law, regulation or in order to comply with any debt covenants; and (ii) to be submitted to the Governing Body of each Service Recipient for its prior approval;

3.1.13 making recommendations in relation to and effecting the entry into insurance of each Service Recipient’s assets, together with other insurances against other risks, including directors and officers insurance, as the relevant Service Provider and the relevant Governing Body may from time to time agree;

3.1.14 arranging for individuals to carry out the functions of the principal executive, accounting and financial officers for Terra only for purposes of applicable securities laws and the regulations of any stock exchange on which the Securities of Terra are listed and subject to the approval of Terra’s Governing Body;

3.1.15 providing individuals to act as senior officers of the Service Recipients as agreed from time to time, subject to the approval of the relevant Governing Body;

3.1.16 advising the Service Recipients regarding the maintenance of compliance with applicable Laws and other obligations; and

3.1.17 providing all such other services as may from time to time be agreed with the Service Recipients that are reasonably related to the Service Recipient’s day to day operations.

3.2 Supervision of Manager’s Activities

The Manager and all other Service Providers shall, at all times, be subject to the supervision of the Independent Committee, and shall only provide or arrange for the provision of such Services as the Independent Committee may request from time to time.

3.3 Restrictions on the Manager

3.3.1 The Manager shall, and shall cause any other Service Provider to, refrain from taking any action that is not in compliance with or would violate any Laws or that otherwise would not be permitted by the Governing Instruments of the Service Recipients, and shall ensure that all Services are performed in good faith in the interest of the Service Recipient. If the Manager or any Service Provider is instructed to take any action that is not in such compliance by a Service Recipient’s Governing Body, such person will promptly notify such Governing Body of its judgment that such action would not comply with or violate any such Laws or otherwise would not be permitted by such Governing Instrument.

3.3.2 In performing its duties under this Agreement, each member of the Manager Group shall be entitled to rely in good faith on qualified experts, professionals and other agents (including on accountants, appraisers, consultants, legal counsel and other professional advisors) and shall be permitted to rely in good faith upon the direction of a Service Recipient’s Governing Body to evidence any approvals or authorizations that are required under this Agreement. All references in this Agreement to the Service Recipients or Governing Body for the purposes of instructions, approvals and requests to the Manager will refer to the Governing Body.

3.3.3 Except as approved by the Independent Committee, the Manager shall, and shall cause any other Service Provider to, keep any funds of any Service Recipient in segregated accounts kept in the name of the relevant Service Provider.

3.3.4 Notwithstanding any other provision of this Agreement, Manager shall, and shall cause all other Service Providers to, at all times comply with Terra’s Conflict of Interest Policy. In particular, it shall ensure that the Independent Committee approve in advance (i) the terms of any transaction of any Service Recipient with any member of the Manager’s Group, (ii) the disposition of assets by any Service Recipient (other than the disposition of non-material assets in the normal course of business), and (iii) the commencement of any voluntary case under any bankruptcy or other debtor relief laws, or the consent to an order for relief in any involuntary case under any such law, or the appointment of any receiver or other custodian for all or substantially all of the property, by or of any member of the Terra Group.

3.4 Errors and Omissions Insurance

The Manager shall, and shall cause any other Service Provider to, at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by Persons performing functions that are similar to those performed by the Service Providers under this Agreement, with reputable insurance companies and in an amount which is comparable to that which is customarily maintained by such other Persons. In each case, the relevant Service Recipients shall be included as additional insured or loss payees under the relevant policies.

3.5 Retention of Third-Party Project Asset Manager

In the event (a) required by a project lender or other provider of project financing associated with the applicable project or (b) the Independent Committee determines it would be beneficial to Terra; Terra may request that the Manager retain one or more independent third-party project asset managers reasonably acceptable to Terra. The cost and expense incurred as a result of the retention of such third-party project asset managers shall be paid for by the relevant Service Recipient, subject to the second sentence of Section 2.4.1 above.

ARTICLE 4

RELATIONSHIP BETWEEN THE MANAGER AND THE SERVICE RECIPIENTS

4.1 Independent Contractor, No Partnership or Joint Venture

The parties acknowledge that the Manager is providing or arranging for the provision of the Services hereunder as an independent contractor and that the Service Recipients and the Manager are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement; provided however that nothing herein will be construed so as to prohibit the Service Recipients and the Manager from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever.

ARTICLE 5

MANAGEMENT AND EMPLOYEES

5.1 Management and Employees

5.1.1 The Manager shall arrange, or shall arrange for another member of the Manager Group to arrange, for such qualified personnel and support staff to be dedicated to carrying out the Services. Except as agreed to between the Manager and Terra, such personnel and support staff shall devote their full time to the provision of the Services to the Service Recipients. The Manager and Terra agree that the letter agreement dated as of the date hereof regarding “Terra Personnel” identifies those personnel who the Manager will dedicate to carrying out the Services under the caption “Dedicated Personnel” (the “Dedicated Personnel”) and identifies those personnel who the Manager will provide on a shared basis under the caption “Shared Personnel” (the “Shared Personnel”). The list of Dedicated Personnel and Shared Personnel shall be reviewed by the parties at least annually, provided that modifications or additions to the list of Dedicated Personnel or Shared Personnel require the mutual agreement of the Manager and the Independent Committee. Terra hereby agrees that the Manager, in its sole discretion, may terminate the employment of any one or more persons serving as (i) Dedicated Personnel following notice to and consultation with Terra, or (ii) Shared Personnel without any consultation of or prior notice to Terra.

5.1.2 Each of Terra, Terra LLC and Terra Operating shall, and shall cause each of the other Service Recipients to do all things reasonably necessary on its part as requested by any member of the Manager Group consistent with the terms of this Agreement to enable the members of the Manager Group to fulfill their obligations, covenants and responsibilities and to exercise their rights pursuant to this Agreement, including making available to the Manager Group, and granting the Manager Group access to, the employees and contractors of the Service Recipients as any member of the Manager Group may from time to time reasonably request.

5.1.3 The Manager covenants and agrees to exercise, and to cause the other Service Providers to exercise, the power and to discharge and to cause the other Service Providers to discharge, the duties conferred under this Agreement honestly and in good faith, and shall exercise, and shall cause the other Service Providers to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

ARTICLE 6

INFORMATION AND RECORDS

6.1 Books and Records

The Manager shall, or shall cause any other Service Provider to, as applicable, maintain proper books, records and documents on behalf of each Service Recipient, in which complete, true and correct entries, in conformity in all material respects with GAAP and all requirements of applicable Laws, will be made.

6.2 Examination of Records by the Service Recipients

Upon reasonable prior notice by the Service Recipients to the relevant member of the Manager Group, the relevant member of the Manager Group will make available to the Service Recipients and their authorized representatives, for examination during normal business hours on any Business Day, all books, records and documents required to be maintained under Section 6.1 hereof. In addition, the Manager Group will make available to the Service Recipients or their authorized representatives, including any members of the Independent Committee, such financial and operating data in respect of the performance of the Services under this Agreement as may be in existence and as the Service Recipients or their authorized representatives will from time to time reasonably request, including for the purposes of conducting any audit in respect of expenses of the Service Recipients or other matters necessary or advisable to be audited in order to conduct an audit of the financial affairs of the Service Recipients. Any examination of records will be conducted in a manner which will not unduly interfere with the conduct of the Service Recipients’ activities or of the Manager Group’s business in the ordinary course.

6.3 Access to Information by Manager Group

6.3.1 Each of Terra, Terra LLC and Terra Operating shall, and shall cause the other Service Recipients to:

6.3.1.1 grant, or cause to be granted, to the Manager Group full access to all documentation and information reasonably necessary in order for the Manager Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof and to enable the Manager Group to provide the Services; and

6.3.1.2 provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Manager Group, and promptly notify the appropriate member of the Manager Group of any material facts or information of which the Service Recipients are aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any member of the Terra Group before any Governmental Authority, that may affect the performance of the obligations, covenants or responsibilities of the Manager Group pursuant to this Agreement, including maintenance of proper financial records.

6.4 Access to Information by Service Recipients

6.4.1 The Manager shall, and shall cause the other members of the Manager Group and any other Service Provider to:

6.4.1.1 grant, or cause to be granted, to the Terra Group full access to all documentation and information reasonably necessary in order for the Terra Group to conduct their business; and

6.4.1.2 provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Terra Group, including the Independent Committee, and promptly notify the appropriate Service Recipient of any material facts or information of which the Manager Group is aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any member of the Manger Group before any Governmental Authority, that may affect the Terra Group, including maintenance of proper financial records.

6.5 Additional Information

The parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which any of the Service Providers or any of its Affiliates has an interest and that, subject to compliance with this Agreement, none of the Service Providers or any of their respective Affiliates will be liable to account to the Service Recipients with respect to such activities or results; provided, however, that the relevant Service Provider will not (and will cause its Affiliates not to), in making any use of such additional information, do so in any manner that would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is (or may become) a party or is (or may become) bound.

ARTICLE 7

FEES AND EXPENSES

7.1 Base Management Fee

7.1.1 Terra LLC, on behalf of the Service Recipients, hereby agrees to pay, during the term of this Agreement, the Base Management Fee. For the avoidance of doubt, the parties hereto agree that the Base Management Fee for the calendar year 2014 is zero and, as a result, neither Terra LLC nor any of the Service Recipients shall be obligated to make payment in respect of services provided by Manager during such year. The Base Management Fee, prorated for the relevant time period, shall be paid quarterly in arrears. To the extent the sum of the part of the Base Management Fee payable for a particular quarter (the “Current Quarter Payment”) plus the amount of Base Management Fee paid with respect to prior quarters during the applicable calendar year would exceed the Base Management Fee Cap, the amount of the Current Quarter Payment shall be limited to the maximum amount that could be paid without such sum exceeding the Base Management Fee Cap.

7.1.2 The Base Management Fee will not be reduced by operation of this Agreement by the amount of any fees that are paid or payable by any member of the Terra Group to any member of the Manager Group pursuant to any Operating and Administrative Agreements.

7.2 Computation and Payment of Quarterly Base Management Fee Amount

7.2.1 The Manager will compute the part of the Base Management Fee payable for each Quarter as soon as practicable following the end of the Quarter with respect to which such payment is due, but in any event no later than 30 days following the end of such Quarter. A copy of the computations made will thereafter promptly be delivered to Terra LLC. As soon as practicable following delivery of the computation of the part of the Base Management Fee for any Quarter, but in no event later than the 45th day following the end of such Quarter, Terra LLC shall remit the corresponding payment for the corresponding Quarter to the Manager.

7.3 Expenses

7.3.1 The Manager acknowledges and agrees that the Service Recipients will not be required to reimburse any member of the Manager Group for the salaries and other remuneration of the management, personnel or support staff of the Manager Group who provide the Services to such Service Recipients or overhead for such persons.

7.3.2 The Manager acknowledges and agrees that the Service Recipients will not be required to reimburse the Manager for out-of-pocket fees, costs and expenses, including those of any third party, incurred by the Manager or any member of the Manager Group in connection with the provision of the Services. Expenses are expected to include, among other things:

7.3.2.1 fees, costs and expenses as a result of Terra being a publicly traded entity, including, but not limited to, costs associated with annual, quarterly and current reports, independent auditor fees, governance and compliance, registrar and transfer agent fees, exchange listing fees, tax return preparation and distribution, legal fees, independent director compensation and directors and officers liability insurance premiums, but excluding any fees directly related to the initial public offering of Terra’s Class A common stock;

7.3.2.2 non-project level operating expenses and non-project level operating expenses capital expenditures incurred in connection with the provisions of the Services, including those related to information technology systems and enterprise resource planning systems;

7.3.2.3 fees, costs and expenses relating to any debt or equity financing of any member of the Terra Group which fails to be completed for any reason;

7.3.2.4 fees, costs and expenses incurred in connection with the general administration of any Service Recipient;

7.3.2.5 taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient in respect of Services;

7.3.2.6 amounts paid by the relevant member of the Manager Group under indemnification, contribution or similar arrangements;

7.3.2.7 fees, costs and expenses relating to financial reporting, regulatory filings and investor relations and the fees, costs and expenses of agents, advisors and other Persons who provide Services to a Service Recipient;

7.3.2.8 any other fees, costs and expenses incurred by the relevant member of the Manager Group that are reasonably necessary for the performance by the relevant member of the Manager Group of its duties and functions under this Agreement or any Operating and Administrative Agreement;

7.3.2.9 fees, expenses and costs, including Transaction Fees, incurred in connection with the investigation, acquisition, holding or disposal of any asset or business (including with respect to any Acquired Assets) that is made or that is proposed to be made by the Service Recipients to the extent any such transaction fails to be completed for whatever reason; provided that, where the acquisition or proposed acquisition involves a joint acquisition that is made alongside one or more other Persons, the Manager shall allocate such fees, expenses and costs in proportion to the notional amount of the acquisition made (or that would have been made in the case of an unconsummated acquisition) among members of the Terra Group and such other Persons;

7.3.2.10 fees, expenses and costs associated with obtaining and maintaining reasonable and customary insurance.

7.4 Governmental Charges

Without limiting Section 7.3 above, Terra LLC, on behalf of the Service Recipients, shall pay or reimburse the relevant member of the Manager Group for all sales taxes, use taxes, value added taxes, withholding taxes or other similar taxes, customs duties or other governmental charges (“Governmental Charges”) that are levied or imposed by any Governmental Authority by reason of this Agreement, any Operating and Administrative Agreement or any other agreement contemplated by this Agreement, or the fees or other amounts payable hereunder or thereunder, except (i) for any income taxes, corporation taxes, capital taxes or other similar taxes payable by any Service Provider which are personal to such Service Provider and (ii) to the extent such Governmental Charges relate to the provision of Services by Manager or any other Service Provider pursuant to this Agreement. Any failure by the Manager Group to collect monies on account of these Governmental Charges shall not constitute a waiver of the right to do so.

7.5 Computation and Payment of Expenses and Governmental Charges

From time to time the Manager shall, or shall cause the other Service Providers to, prepare statements (each an “Expense Statement”) documenting the Governmental Charges to be reimbursed pursuant to this Article 7 and shall deliver such statements, together with reasonable backup documentation, to the relevant Service Recipient. All Governmental Charges reimbursable pursuant to this Article 7 shall be reimbursed by the relevant Service Recipient no later than the date which is 30 days after receipt of a correct and complete Expense Statement. The provisions of this Section 7.5 shall survive the termination of this Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

OF THE MANAGER AND THE SERVICE RECIPIENTS

8.1 Representations and Warranties of the Manager

The Manager hereby represents and warrants to the Service Recipients that:

8.1.1 it is validly organized and existing under the laws of the State of Delaware;

8.1.2 it, or any another Service Provider, as applicable, holds, and shall hold, such Permits as are necessary to perform its obligations hereunder and is not aware of, or shall inform the Service Recipients promptly upon knowledge of, any reason why such Permits might be cancelled;

8.1.3 it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

8.1.4 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.1.5 the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which it or any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Manager, any Services to be provided hereunder, or any Service Recipients;

8.1.6 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

8.1.7 this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

8.2 Representations and Warranties of the Service Recipients

Terra, Terra LLC and Terra Operating, each hereby represents and warrants, on its behalf and on behalf of each of the other Service Recipients, to the Manager that:

8.2.1 it (and, if applicable, its managing member) is validly organized and existing under the Laws governing its formation and organization;

8.2.2 it, or the relevant Service Recipient, holds such Permits necessary to own and operate the projects and entities that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might be cancelled;

8.2.3 it (or, as applicable, its managing member on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

8.2.4 it (or, as applicable, its managing member) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.2.5 the execution and delivery of this Agreement by it (or, as applicable, its managing member on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its managing member), or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Service Recipients as a whole;

8.2.6 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its managing member on its behalf) of this Agreement; and

8.2.7 this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 9

LIABILITY AND INDEMNIFICATION

9.1 Indemnity

9.1.1 Terra, Terra LLC and Terra Operating hereby jointly and severally agree, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless, and to cause each other Service Recipient to indemnify and hold harmless, each member of the Manager Group, any of its Affiliates (other than any member of the Terra Group) and any directors, officers, agents, members, partners, stockholders and employees and other representatives of each of the foregoing (each, a “Manager Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a Governmental Authority or otherwise or in connection with the business, investments and activities of the Service Recipients or in respect of or arising from this Agreement or the Services provided hereunder (“Claims”), including any Claims arising on account of the Governmental Charges contemplated by Section 7.4 that are capitalized on the Service Recipients’ financial statements hereof; provided that no Manager Indemnified Party shall be so indemnified with respect to any Claim to the extent that such Claim results from a Manager Indemnified Party’s bad faith, fraud, willful misconduct or gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

9.1.2 If any action, suit, investigation, proceeding or claim is made or brought by any third party with respect to which a Service Recipient is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Manager Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Manager Indemnified Party for the time spent in connection therewith) and out-of-pocket expenses incurred in connection therewith will be paid by the Service Recipient in such case, as incurred but subject to recoupment by the Service Recipient to the extent it ultimately is not liable to pay indemnification hereunder.

9.1.3 The Manager Indemnified Party and the Service Recipients agree that, promptly after the receipt of notice of the commencement of any Third Party Claim, the Manager Indemnified Party will notify the Service Recipient and the Independent Committee in writing of the commencement of such Third Party Claim (provided that any accidental failure to provide any such notice will only prejudice the right of any such Manager Indemnified Party hereunder to the extent it actually affects the Relevant Service Recipient’s defense against the relevant Third Party Claim) and, throughout the course of such Third Party Claim, such Manager Indemnified Party will provide copies of all relevant documentation to such Service Recipient and the Independent Committee, and to keep the Service Recipient and the Independent Committee apprised of the progress thereof, and to discuss with the Service Recipient all significant actions proposed, and to not settle any Third Party Claim without the approval of the Independent Committee.

9.1.4 The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 9.1 shall be in addition to and not in derogation of any other liability which the Manager Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Manager Indemnified Party may have by statute or otherwise at law.

9.1.5 The indemnity provided in this Section 9.1 shall survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

9.2 Limitation of Liability

9.2.1 The Manager assumes no responsibility under this Agreement other than to render the Services in good faith and otherwise in accordance with this Agreement, and will not be responsible for any action of a Service Recipient’s Governing Body in following or declining to follow any advice or recommendations of the relevant Service Provider.

9.2.2 The Service Recipients hereby agree that no Manager Indemnified Party will be liable to a Service Recipient, a Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient for any Liabilities that may occur as a result of any acts or omissions by the Manager Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities result from the Manager Indemnified Party’s bad faith, fraud, willful misconduct or gross negligence, or in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

9.2.3 The maximum amount of the aggregate liability of the Manager Indemnified Parties pursuant to this Agreement will be equal to (i) until the end of 2016, an amount of $11 million, representing the aggregate of the Base Management Fee Cap for 2015 and 2016, and (ii) thereafter, the Base Management Fees paid pursuant to this Agreement in the two most recent calendar years by the Service Recipients pursuant to Article 7.

9.2.4 For the avoidance of doubt, the provisions of this Section 9.2 shall survive the completion of the Services rendered under, or any termination or purported termination of, this Agreement.

9.3 Benefit to all Manager Indemnified Parties

9.3.1 Terra, Terra LLC and Terra Operating on behalf of themselves and the other Service Recipients, hereby constitute the Manager as trustee for each of the Manager Indemnified Parties of the covenants of the Service Recipients under this Article 9 with respect to such Manager Indemnified Parties and the Manager hereby accepts such trust and agrees to hold and enforce such covenants on behalf of the Manager Indemnified Parties.

9.3.2 The Manager hereby constitutes the Service Recipients as trustees for each Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient, of the covenants of the Manager under this Article 9 with respect to such parties and the Service Recipients hereby accept such trust and agree to hold and enforce such covenants on behalf of such parties.

ARTICLE 10

TERM AND TERMINATION

10.1 Term

This Agreement shall continue in full force and effect until terminated in accordance with Section 10.2, Section 10.3 or Section 13.1 hereof.

10.2 Termination by the Service Recipients

10.2.1 Terra on behalf of the Service Recipients may, subject to Section 10.2.2, terminate this Agreement effective upon 30 days’ prior written notice of termination to the Manager without payment of any termination fee:

10.2.1.1 if the Manager defaults in the performance or observance of any material term, condition or covenant contained in this Agreement in a manner that results in material harm to the Service Recipients and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period;

10.2.1.2 if the Manager engages in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

10.2.1.3 if the Manager is grossly negligent in the performance of its obligations under this Agreement and such gross negligence results in material harm to the Service Recipients;

10.2.1.4 if the Manager, Terra, Terra LLC or Terra Operating makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency;

10.2.1.5 upon the earlier to occur of (i) the fifth year anniversary of the date of this Agreement and (iii) the end of any twelve month period ending on the last day of calendar quarter during which the Service Recipients generated cash available for distribution in excess of $350 million;

10.2.1.6 upon such date that the Manager and its Affiliates no longer beneficially own capital stock representing more than 50% of the voting power of all the capital stock issued by Terra outstanding on such date; or

10.2.1.7 upon the date that a Manager Change of Control occurs.

10.2.2 This Agreement may only be terminated pursuant to Section 10.2.1 above by Terra with the prior approval of a majority of the members of the Independent Committee.

10.2.3 This Agreement may also be terminated by Terra pursuant to Section 13.1.1 hereof with the prior approval of a majority of the members of the Independent Committee.

10.2.4 Each of Terra, Terra LLC and Terra Operating hereby agrees and confirms that this Agreement may not be terminated due solely to the poor performance or underperformance of any of their Subsidiaries or the Business or any investment made by any member of the Terra Group on the recommendation of any member of the Manager Group, provided that no provision of this Agreement shall limit the right of the relevant Service Recipient to terminate any Operating and Administrative Agreements in accordance with the provisions thereof.

10.3 Termination by the Manager

10.3.1 The Manager may terminate this Agreement effective upon 180 days’ prior written notice of termination to the Service Recipients without payment of any termination fee if:

10.3.1.1 any Service Recipient defaults in the performance or observance of any material term, condition or covenant contained in this Agreement in a manner that results in material harm to the Manager and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period; or

10.3.1.2 any Service Recipient makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

10.4 Survival Upon Termination

If this Agreement is terminated pursuant to this Article 10 or Article 13, such termination will be without any further liability or obligation of any party hereto, except as provided in Section 6.4, Article 9, Section 10.5 and Section 10.6 hereof. If this Agreement is terminated, Article 11 of this Agreement shall indefinitely survive.

10.5 Action Upon Termination

10.5.1 From and after the effective date of the termination of this Agreement, the Manager shall not be entitled to receive the Base Management Fee for further Services under this Agreement, but will be paid all compensation accruing to and including the date of termination (including such day).

10.5.2 Upon any termination of this Agreement, the Manager shall forthwith:

10.5.2.1 after deducting any accrued compensation and reimbursements for any Expenses to which it is then entitled, pay over to the Service Recipients all money collected and held for the account of the Service Recipients pursuant to this Agreement;

10.5.2.2 deliver to the Service Recipients’ Governing Bodies a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Governing Bodies with respect to the Service Recipients; and

10.5.2.3 deliver to the Service Recipients’ Governing Bodies all property and documents of the Service Recipients then in the custody of the Manager Group.

10.6 Release of Money or other Property Upon Written Request

Without limiting Section 3.3 hereof, the Manager hereby agrees that any money or other property of the Service Recipients or their Subsidiaries held by the Manager Group under this Agreement shall be held by the relevant member of the Manager Group as custodian for such Person, and the relevant member of the Manager Group’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by such Person. Upon the receipt by the relevant member of the Manager Group of a written request signed by a duly authorized representative of a Service Recipient requesting the relevant member of the Manager Group to release to the Service Recipient any money or other property then held by the relevant member of the Manager Group for the account of such Service Recipient under this Agreement, the relevant member of the Manager Group shall release such money or other property to the Service Recipient within a reasonable period of time, but in no event later than 5 Business Days following such request. The relevant member of the Manager Group shall not be liable to any Service Recipient, a Service Recipient’s Governing Body or any other Person for any acts performed or omissions to act by a Service Recipient in connection with the money or other property released to the Service Recipient in accordance with the second sentence of this Section 10.6. Each Service Recipient shall indemnify and hold harmless the relevant member of the Manager Group, any of its Affiliates (other than any member of the Terra Group) and any directors, officers, agents, members, partners, shareholders and employees and other representatives of each of the foregoing from and against any and all Liabilities which arise in connection with the relevant member of the Manager Group’s release of such money or other property to the Service Recipient in accordance with the terms of this Section 10.6. Indemnification pursuant to this provision shall be in addition to any right of such Persons to indemnification under Section 10.1 hereof. For the avoidance of doubt, the provisions of this Section 10.6 shall survive termination of this Agreement. The Service Recipients hereby constitute the Manager as trustee for each Person entitled to indemnification pursuant to this Section 10.6 of the covenants of the Service Recipients under this Section 10.6 with respect to such Persons and the Manager hereby accepts such trust and agrees to hold and enforce such covenants on behalf of such Persons.

ARTICLE 11

NON-COMPETE

11.1 Non-Compete

Each of Terra, Terra LLC and Terra Operating agrees that it and its Affiliates will not, and will not agree to, directly or indirectly, in each case without the consent of the Manager:

11.1.1 engage in, provide financing for or arrange any power project development activity;

11.1.2 acquire, purchase, obtain or invest in any equity or other ownership interest of any other person engaged in the business of developing or constructing power projects (such business, the “Development or Construction Business”), except to the extent (i) in connection with such acquisition, purchase or investment the Manager or a member of the Manager Group is permitted to acquire, purchase or invest in, as applicable, at fair market value, all or the relevant part of Development or Construction Business, or (ii) Terra, Terra LLC, Terra Operating and the relevant Service Recipient agrees to, prior to such acquisition, purchase or investment, divest and transfer to an unrelated third party such Development or Construction Business within six months after the completion of such acquisition, purchase or investment;

11.1.3 except as permitted hereunder, engage in any commercial activities, negotiations, planning, exploratory or strategic discussions or other similar activities that relate to, or are otherwise designed to facilitate, finance, induce or otherwise assist any person in the development or construction of any power project;

11.1.4 prior to the date on which (i) control over the relevant power project site has been obtained by the relevant Person, including through the execution of appropriate purchase option, lease option or similar agreements; (ii) a power purchase agreement or other energy off-take agreement has been secured for such project by the relevant Person; and (iii) of such project has reached mechanical completion, which is prior to the project being placed into service (such date, the “Construction Completion Date”), make any payment to any Person to facilitate, finance, induce or otherwise assist the construction of a power project; or

11.1.5 other than with respect to asset management services for power generation projects in which Terra or any of Terra’s Subsidiaries or Affiliates has a material ownership interest (but subject to Section 2.4), engage in the business of providing operating and maintenance services or asset management services for power generation projects or assets.

11.1.6 Notwithstanding anything to the contrary in the foregoing Section 11.1, Terra and its Subsidiaries and Affiliates shall be able to negotiate, structure, sign definitive legal agreements, make milestone payments and finance the acquisition of development projects provided Terra does not make any payments in connection with such project before the Construction Completion Date.

11.2 Non-Solicitation

During the Non-Solicitation Period, each of the parties hereto agree that it shall not, and each shall cause its Affiliates not to, (a) solicit or induce (or attempt to solicit or induce) any employees of another party to the agreement to terminate his or her employment with such other party or. Notwithstanding the foregoing, Terra may freely employ any of the Dedicated Personnel, and (i) general advertisements in newspapers and similar media of general circulation and (ii) use of recruiting firms that are not instructed to target a party’s employees shall not be a violation of clause (a) of the preceding sentence.

11.3 Survival

For the avoidance of doubt, the provisions of this Article 11 shall remain in effect regardless of any termination of this Agreement pursuant to Article 10 or Article 13 of this Agreement.

ARTICLE 12

REFERRAL FEE

12.1 Referral Fee

In the event Terra, Terra LLC, Terra Operating or any of the Service Recipients refer a solar power development project to Manager prior to Manager’s independent identification of such opportunity, and Manager thereafter develops such such solar power project, Manager agrees to pay to Terra, an amount equal to the $0.04 multiplied by the nameplate megawatt capacity, determined as of the commercial operation date, of such solar power project (each such amount a “Referral Fee”); provided, however, that to the extent the aggregate Referral Fees for projects referred during a single calendar year exceed $30 million, the Manager shall not be required to pay, with respect to such referrals, any amount in excess of $30 million in the aggregate.

12.2 Referral Fee Payment

Any Referral Fee with respect to a project shall be due and payable 30 days after end of the calendar quarter during which such project achieves its commercial operation date. Any Referral Fees due and payable shall:

12.2.1 First be offset against any due but unpaid Base Management Fee;

12.2.2 Secondly, any amount of unpaid Referral Fees remaining after application of Section 12.2.1, shall be offset against any of the cumulative costs and expenses incurred by members of the Manager Group to fund operating expenses in connection with the provision of Services;

12.2.3 Thirdly, any amount of unpaid Referral Fees remaining after application of Section 12.2.1 and Section 12.2.2, shall be offset against any amounts paid by Manager under the Interest Payment Agreement prior to the date such Referral Fee is due; and

12.2.4 Finally, any amount of unpaid Referral Fees remaining after application of Section 12.2.1, Section 12.2.2 or Section 12.2.3, shall be paid in cash.

ARTICLE 13

GENERAL PROVISIONS

13.1 Amendment, Waiver

13.1.1 Terra is entitled to amend the scope of the Services, including by reducing the number of Service Recipients or the nature or description of the Services or otherwise, by providing 180 days’ prior written notice to the Manager; provided, however, that Terra may not increase the scope of the Services without the Manager’s prior written consent; and provided further, however, that prior to such modification, Terra and the Manager shall agree in writing to any modification of the Base Management Fee resulting from such change in scope. Subject to Section 10.2.3 hereof, in the event that Terra and the Manager are unable to agree on a modified Base Management Fee, Terra may terminate this Agreement after the end of such 180-day period by providing 30 days’ prior written notice to the Manager.

13.1.2 Except as expressly provided in this Agreement, no amendment or waiver of this Agreement, except pursuant to the first sentence of Section 13.1 above, will be binding unless the prior approval of a majority of the members of the Independent Committee is obtained and the amendment or waiver is executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

13.2 Assignment

13.2.1 This Agreement shall not be assigned by the Manager without the prior written consent of Terra, except (i) pursuant to Section 2.3 hereof or (ii) in the case of assignment to a Person that is the Manager’s successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as the Manager is bound under this Agreement. In addition, provided that the Manager provides prior written notice to the Service Recipients for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer or assignment of the Manager’ rights under this Agreement, including any amounts payable to the Manager under this Agreement, to a bona fide lender as security.

13.2.2 This Agreement shall not be assigned by any of the Service Recipients without the prior written consent of the Manager, except in the case of assignment by any such Service Recipient to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such Service Recipient is bound under this Agreement.

13.2.3 Any purported assignment of this Agreement in violation of this Article 13 shall be null and void.

13.3 Failure to Pay When Due

Any amount payable by any Service Recipient to any member of the Manager Group hereunder which is not remitted when so due will remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

13.4 Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

13.5 Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

For the avoidance of doubt, nothing in this Agreement should be construed or interpreted as an amendment, modification or termination of, or conflict with, any of the Operating and Administrative Agreements. Each such agreement, and all its terms, including payments to be made thereunder, shall survive the entry into this Agreement and shall terminate in accordance with its terms.

13.6 Mutual Waiver of Jury Trial

AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

13.7 Consent to Jurisdiction and Service of Process

EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.8 Governing Law

The internal law of the State of New York will govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

13.9 Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.10 Notices

Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the addresses specified below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. Notices and other communications will be addressed as follows:

If to the Service Recipients:

TerraForm Power, Inc.

12500 Baltimore Avenue

Beltsville, MD 20705

Attn: General Counsel

Facsimile:

If to the Manager:

SunEdison, Inc.

13736 Riverport Drive, Suite 180

Maryland Heights, Missouri 63043

Attn: General Counsel

Facsimile:

13.11 Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

13.12 Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

(Signature pages follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TERRAFORM POWER, INC.

By:
Name:
Title:

TERRAFORM POWER, LLC

By:
Name:
Title:

TERRAFORM POWER OPERATING, LLC

By:
Name:
Title:

SUNEDISON, INC., as Manager

By:
Name:
Title:

Schedule I

Service Recipients

Subsidiary	Jurisdiction of Organization

I-1